Exhibit 23.1

CONSENT

We consent to the use of our name, or any quotation from, or summarization of the technical report summary entitled “Bear Project Mineral Resource Technical Report Summary – Prepared in Accordance with S-K 1300”, dated effective October 31, 2026 (the “TRS”), that we prepared, included or incorporated by reference in the Form 10-Q dated November 9, 2026 (the “10-Q”) of Lion Copper Corp. (the “Company”) being filed with the United States Securities and Exchange Commission, and in the Company’s Form S-8 Registration Statement (File No. 333-299306), and any amendments or supplements thereto. We further consent to the filing of the TRS as Exhibit 96.1 to the 10-Q.

AGP Mining Consultants Inc.

PER:
Name:	Gordon Zurowski, P.Eng.
Title:	Principal Mine Engineer

Dated:	November 09, 2026